As Filed with the Securities and Exchange Commission on November 1, 2017
Registration No. 333-_______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MONSANTO COMPANY
(Exact name of registrant as specified in its charter)

Delaware	43-1878297
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
800 North Lindbergh Boulevard
St. Louis, Missouri 63167
(Address of Principal Executive Offices) (Zip Code)
Monsanto Company ERISA Parity Savings and Investment Plan
(Full title of the plan)
David F. Snively, Esq.
Executive Vice President, Secretary and General Counsel
Monsanto Company
800 North Lindbergh Boulevard
St. Louis, Missouri 63167
(Name and address of agent for service)
(314) 694-1000
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  [   ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Monsanto Company ERISA Parity Savings and Investment Plan, Savings and Investment (Parity) Plan Obligations (2)	$7,000,000	100%	$7,000,000(3)	$871.50

(1)    This Registration Statement covers additional Savings and Investment (Parity) Plan Obligations (“Obligations”) under the Monsanto Company ERISA Parity Savings and Investment Plan (the “Parity SIP”).
(2)    The Obligations are unsecured obligations of Monsanto Company to pay deferred compensation in accordance with the terms of the Parity SIP.
(3)    Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h).

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed by the Registrant to register an additional $7,000,000 of Obligations that may be awarded under the Parity SIP. Registration Statements on Form S-8 were filed previously on June 28, 2001, as amended on August 9, 2002 (File No. 333-64076) covering $24,000,000 of Obligations under the Parity SIP and on June 22, 2012 (File No. 333-182292), covering $35,000,000 of Obligations under the Parity SIP.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents that Monsanto Company (the “Company” or the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference and made a part hereof (except for the portions of the Company’s Current Reports furnished, as opposed to filed, on Form 8-K):

(a)	The Company’s Annual Report on Form 10-K for the year ended August 31, 2017, filed October 27, 2017.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of Exchange Act (except for the portions of the Company’s Current Reports furnished, as opposed to filed, on Form 8-K) subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.
The Obligations are unsecured obligations of the Registrant to pay employees’ compensation which has been deferred under the terms of the Parity SIP. The Obligations rank equally with all other unsecured and unsubordinated indebtedness of the Registrant.
Compensation deferred under the Parity SIP (“Employee Deferrals”) by a participating employee (a “Participant”), together with any employer allocation (“Employer Contributions”), are held in the general funds of the Registrant. The Registrant establishes individual bookkeeping accounts for each Participant. Employee Deferrals and Employer Contributions are allocated to a Participant’s account (a “Parity SIP Account”) in accordance with investment alternatives selected by the Participant pursuant to the terms of the Parity SIP and such procedures and limitations as may be established by the Company from time to time.
Each Participant’s Parity SIP Account will be credited and charged with the dividends, income, gains and losses, and adjusted for stock splits, stock dividends, recapitalizations, consolidations or other changes in capitalization, as the case may be, that such amount would have been credited, charged with or adjusted for, if the account had been invested in the deemed investment funds that are elected by the Participant. The deemed investment funds available for the investment of Participants’ Parity SIP Accounts shall be the same as the Investment Funds, Pre-Mixed Portfolios, and Target Retirement funds available under the Monsanto Company Savings and Investment Plan, except that a Participant who is subject to the reporting requirement of Section 16 of the Exchange Act may not elect the Monsanto Employee Stock Fund as the initial investment vehicle for his or her deferrals.
Neither the establishment of individual bookkeeping accounts for Participants nor the allocation or reservation by the Registrant of funds with respect to such accounts shall be deemed to have created a trust, and no Participant shall have an ownership interest in any such account. A Participant’s rights to any amounts credited to his accounts are not transferable or assignable.

Obligations are not subject to redemption, in whole or in part by Participants, except upon termination of employment or death as specified in the Parity SIP. The Registrant reserves the right to amend, merge, consolidate, or terminate the Parity SIP at any time, except that such action shall not adversely affect the amount that any Participant is entitled to receive.
Item 5. Interests of Named Experts and Counsel.
The legality of Obligations registered pursuant to this Registration Statement to be issued pursuant to Parity SIP will be passed upon for the Company by David F. Snively, Executive Vice President, Secretary and General Counsel of the Company, who beneficially owns shares of Common Stock and who is a participant in various employment benefit plans offered by the Company, including the Parity SIP.
Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Section 59 of Monsanto’s Bylaws requires indemnification of any person made a party to any proceeding by reason of the fact that the person is or was a director or officer of Monsanto, or serving at the request of Monsanto as a director, officer or fiduciary of another enterprise, including employee benefit plans; and permits indemnification of any person made a party to any proceeding by reason of the fact that the person is or was an employee or agent of Monsanto, or was serving at the request of Monsanto as an employee or agent of another enterprise, including employee benefit plans. The Bylaws provide for certain conditions to such indemnification. Article IX of Monsanto’s Amended and Restated Certificate of Incorporation eliminates directors’ liability to Monsanto and its shareowners for breaches of fiduciary duty, except to the extent that such exemption from liability is not permitted by Delaware law.
Monsanto maintains directors’ and officers’ liability insurance coverage.
Item 8. Exhibits.

Exhibit No.	Description
4.1
Monsanto Company ERISA Parity Savings and Investment Plan, as amended and restated as of January 1, 2016 (incorporated by reference to Exhibit 10.1 of Form 10-Q for the period ended November 30, 2016, File No. 1-16167)

5	Opinion of David F. Snively relating to the legality of the Obligations
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Company Counsel (See Exhibit 5)
24	Power of Attorney
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i)and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Creve Coeur, state of Missouri, on this 1st day of November, 2017.

MONSANTO COMPANY
(Registrant)

By:	/s/ David F. Snively
Name: David F. Snively
Title: Executive Vice President
Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dwight M. Barns *	Director	November 1, 2017
Dwight M. Barns

/s/ Gregory H. Boyce *	Director	November 1, 2017
Gregory H. Boyce

/s/ David L. Chicoine, Ph.D.*	Director	November 1, 2017
David L. Chicoine, Ph.D.

/s/ Janice L. Fields *	Director	November 1, 2017
Janice L. Fields

/s/ Hugh Grant *	Chairman of the Board of Directors	November 1, 2017
Hugh Grant	and Chief Executive Officer
(Principal Executive Officer)

/s/ Laura K. Ipsen *	Director	November 1, 2017
Laura K. Ipsen

/s/ Gregory H. Boyce *	Director	November 1, 2017
Gregory H. Boyce

/s/ Marcos M. Lutz *	Director	November 1, 2017
Marcos M. Lutz

/s/ C. Steven McMillan *	Director	November 1, 2017
C. Steven McMillan

/s/ Jon R. Moeller *	Director	November 1, 2017
Jon R. Moeller

Director
George H. Poste, Ph.D., D.V.M.

/s/ Robert J. Stevens *	Director	November 1, 2017
Robert J. Stevens

/s/ Patricia D. Verduin *	Director	November 1, 2017
Patricia D. Verduin

/s/ Pierre Courduroux *	Senior Vice President, and Chief Financial	November 1, 2017
Pierre Courduroux	Officer (Principal Financial Officer)

/s/ Nicole M. Ringenberg *	Vice President and Controller	November 1, 2017
Nicole M. Ringenberg	(Principal Accounting Officer)

* David F. Snively, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to powers of attorney duly executed by such individuals which have been filed as an Exhibit to this Registration Statement.

By:  /s/ David F. Snively
David F. Snively
Attorney-in-Fact